Exhibit 99.1

CEVA, Inc. Announces First Quarter 2021 Financial Results

●	Total revenue of $25.4 million, up 8% year-over-year
●	Base Station & IoT category royalties exceeded expectations in first quarter, up 56% year-over-year
●	Wireless connectivity licensing for IoT, smartphones and smart home experiencing exceptional demand

Rockville, MD, May 10, 2021 – CEVA, Inc. (NASDAQ: CEVA), the leading licensor of wireless connectivity and smart sensing technologies, today announced its financial results for the first quarter ended March 31, 2021.

Total revenue for the first quarter of 2021 was $25.4 million, an 8% increase compared to $23.6 million reported for the first quarter of 2020. First quarter 2021 licensing and related revenue was $14.4 million, a decrease of 1% when compared to $14.5 million reported for the same quarter a year ago. Royalty revenue for the first quarter of 2021 was $11.0 million, an increase of 21% when compared to $9.1 million reported for the first quarter of 2020.

Eleven license agreements were completed during the quarter, out of which two were with first time customers. Customers’ target applications include 5G reduced capability (RedCap) connectivity, and Bluetooth, Wi-Fi and ultra-wide band (UWB) connectivity for a range of IoT, smartphones and smart home devices. Geographically, ten of the deals signed were in China, and one was elsewhere in the Asia-Pacific region.

Gideon Wertheizer, CEO of CEVA, stated: “Our first quarter results reflect a strong start for the year, with outstanding execution in licensing and royalty revenues exceeding our expectations. Our wireless connectivity technologies in particular are experiencing exceptional demand, driven by Bluetooth 5 and Wi-Fi 6, and new IoT use cases based on the 5G RedCap standard and UWB.”

Net loss for the first quarter of 2021 was $3.6 million, as compared to a net loss of $1.2 million reported for the same period in 2020. GAAP diluted loss per share for the first quarter of 2021 was ($0.16), as compared to a GAAP diluted loss per share of ($0.05) for the same period in 2020.

Non-GAAP net income and diluted earnings per share for the first quarter of 2021 decreased to $0.3 million and $0.01, respectively, from $2.6 million and $0.11 reported for the first quarter of 2020. Non-GAAP net income and diluted earnings per share for the first quarter of 2021 excluded: (a) equity-based compensation expense, net of taxes, of $3.2 million, and (b) the impact of the amortization of acquired intangibles, net of taxes, of $0.7 million associated with the acquisition of the Hillcrest Labs business and investments in NB-IoT and Immervision technologies. Non-GAAP net income and diluted earnings per share for the first quarter of 2020 excluded: (a) equity-based compensation expense, net of taxes, of $3.1 million, and (b) the impact of the amortization of acquired intangibles, net of taxes, of $0.7 million associated with the acquisition of the Hillcrest Labs business and investments in NB-IoT and Immervision technologies.

Yaniv Arieli, Chief Financial Officer of CEVA, stated: “Our first quarter financial performance generated top-line growth year-over-year of 8%, driven by 56% growth in royalties from our base station & IoT product category. Our earnings per share for the quarter reflects a revenue mix in which the majority of revenues recognized are associated with our connectivity products originating in France, and are subject to a higher corporate tax rate. We expect our ongoing corporate tax rate to be lower and in line with our original expectations, but mainly dependent on the outcome of our revenue allocation mix. At the end of March 2021, our cash and cash equivalent balances, marketable securities and bank deposits were approximately $174 million, with no debt.”

CEVA Conference Call

On May 10, 2021, CEVA management will conduct a conference call at 8:30 a.m. Eastern Time to discuss the operating performance for the quarter.

The conference call will be available via the following dial in numbers:

●	U.S. Participants: Dial 1-844-435-0316 (Access Code: CEVA)
●	International Participants: Dial +1-412-317-6365 (Access Code: CEVA)

The conference call will also be available live via webcast at the following link: https://www.webcaster4.com/Webcast/Page/984/40760. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

For those who cannot access the live broadcast, a replay will be available by dialing +1-877-344-7529 or +1-412-317-0088 (access code: 10154502) from one hour after the end of the call until 9:00 a.m. (Eastern Time) on May 17, 2021. The replay will also be available at CEVA's web site www.ceva-dsp.com.

Forward Looking Statement

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of CEVA to differ materially from those expressed or implied by such forward-looking statements and assumptions.  Forward-looking statements include Mr. Wertheizer’s statements regarding demand for the Company’s products and Mr. Arieli’s statements regarding anticipated ongoing corporate tax rates. The risks, uncertainties and assumptions that could cause differing CEVA results include: the scope and duration of the COVID-19 pandemic; the extent and length of the restrictions associated with the COVID-19 pandemic and the impact on customers, consumer demand and the global economy generally; the ability of CEVA DSP cores and other technologies to continue to be strong growth drivers for us; our success in penetrating new markets, including in the base station and IoT markets, and maintaining our market position in existing markets; our ability to diversify the company's royalty streams, the ability of products incorporating our technologies to achieve market acceptance, the maturation of the connectivity, IoT and 5G markets, the effect of intense industry competition and consolidation, global chip market trends, including supply chain issues as a result of COVID-19 and other factors, the possibility that markets for CEVA's technologies may not develop as expected or that products incorporating our technologies do not achieve market acceptance; our ability to timely and successfully develop and introduce new technologies; and general market conditions and other risks relating to our business, including, but not limited to, those that are described from time to time in our SEC filings. CEVA assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

About CEVA, Inc.

CEVA is the leading licensor of wireless connectivity and smart sensing technologies. We offer Digital Signal Processors, AI processors, wireless platforms and complementary software for sensor fusion, image enhancement, computer vision, voice input and artificial intelligence, all of which are key enabling technologies for a smarter, connected world. We partner with semiconductor companies and OEMs worldwide to create power-efficient, intelligent and connected devices for a range of end markets, including mobile, consumer, automotive, robotics, industrial and IoT. Our ultra-low-power IPs include comprehensive DSP-based platforms for 5G baseband processing in mobile and infrastructure, advanced imaging and computer vision for any camera-enabled device and audio/voice/speech and ultra-low power always-on/sensing applications for multiple IoT markets. For sensor fusion, our Hillcrest Labs sensor processing technologies provide a broad range of sensor fusion software and inertial measurement unit (“IMU”) solutions including hearables, wearables, AR/VR, PC, robotics, remote controls and IoT. For artificial intelligence, we offer a family of AI processors capable of handling the complete gamut of neural network workloads, on-device. For wireless IoT, we offer the industry’s most widely adopted IPs for Bluetooth (low energy and dual mode), Wi-Fi 4/5/6 (802.11n/ac/ax) and NB-IoT.

CEVA is a sustainable and environmentally conscious company, adhering to our Code of Business Conduct and Ethics. As such, we emphasize and focus on environmental preservation, recycling, the welfare of our employees and privacy – which we promote on a corporate level. At CEVA, we are committed to social responsibility, values of preservation and consciousness towards these purposes.

Visit us at www.ceva-dsp.com and follow us on Twitter, YouTube, Facebook, LinkedIn and Instagram.

For More Information Contact:

Yaniv Arieli CEVA, Inc. CFO +1.650.417.7941 yaniv.arieli@ceva-dsp.com	Richard Kingston CEVA, Inc. VP Market Intelligence, Investor & Public Relations +1.650.417.7976 richard.kingston@ceva-dsp.com

CEVA, INC. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME – U.S. GAAP

U.S. dollars in thousands, except per share data

	Quarter ended
	March 31,
	2021	2020
	Unaudited	Unaudited
Revenues:
Licensing and related revenues	$14,397	$14,495
Royalties	11,005	9,120

Total revenues	25,402	23,615

Cost of revenues	2,381	2,751

Gross profit	23,021	20,864

Operating expenses:
Research and development, net	17,593	15,113
Sales and marketing	3,302	3,168
General and administrative	2,880	3,664
Amortization of intangible assets	576	582

Total operating expenses	24,351	22,527

Operating loss	(1,330)	(1,663)
Financial income, net	36	831

Loss before taxes on income	(1,294)	(832)
Taxes on income	2,336	353

Net loss	$(3,630)	$(1,185)

Basic and diluted net loss per share	$(0.16)	$(0.05)
Weighted-average shares used to compute net loss per share (in thousands):
Basic	22,546	21,994
Diluted	22,546	21,994

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures

U.S. Dollars in thousands, except per share amounts

	Quarter ended
	March 31,
	2021	2020
	Unaudited	Unaudited
GAAP net loss	(3,630)	(1,185)
Equity-based compensation expense included in cost of revenues	143	158
Equity-based compensation expense included in research and development expenses	1,685	1,623
Equity-based compensation expense included in sales and marketing expenses	418	451
Equity-based compensation expense included in general and administrative expenses	952	875
Income tax benefit related to equity-based compensation expenses	—	(49)
Amortization of intangible assets, net of taxes, related to acquisition of Hillcrest Labs business, investments in NB-IoT and Immervision technologies	686	693
Non-GAAP net income	$254	$2,566

GAAP weighted-average number of Common Stock used in computation of diluted net loss per share (in thousands)	22,546	21,994
Weighted-average number of shares related to outstanding stock-based awards (in thousands)	819	933
Weighted-average number of Common Stock used in computation of diluted earnings per share, excluding the above (in thousands)	23,365	22,927

GAAP diluted loss per share	$ (0.16)	$ (0.05)
Equity-based compensation expense, net of taxes	$0.14	$0.13
Amortization of intangible assets, net of taxes, related to acquisition of Hillcrest Labs business, investments in NB-IoT and Immervision technologies	$0.03	$0.03
Non-GAAP diluted earnings per share	$0.01	$0.11

CEVA, INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. Dollars in thousands)

	March 31,	December 31,
	2021	2020(*)
	Unaudited	Unaudited
ASSETS

Current assets:
Cash and cash equivalents	$53,662	$21,143
Marketable securities and short-term bank deposits	92,319	108,987
Trade receivables, net	13,802	14,765
Unbilled receivables	10,829	16,459
Prepaid expenses and other current assets	8,061	6,205
Total current assets	178,673	167,559
Long-term assets:
Bank deposits	28,156	29,529
Severance pay fund	10,403	10,535
Deferred tax assets, net	11,931	10,826
Property and equipment, net	7,829	7,586
Operating lease right-of-use assets	8,354	9,052
Goodwill	51,070	51,070
Intangible assets, net	10,190	10,836
Other long-term assets	8,927	9,959
Total assets	$315,533	$306,952

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Trade payables	$818	$894
Deferred revenues	3,394	2,434
Accrued expenses and other payables	29,873	21,883
Operating lease liabilities	2,834	2,969
Total current liabilities	36,919	28,180

Long-term liabilities:
Accrued severance pay	11,000	11,226
Operating lease liabilities	5,056	5,772
Other accrued liabilities	909	885
Total liabilities	53,884	46,063

Stockholders’ equity:
Common stock	23	22
Additional paid in-capital	227,671	233,172
Treasury stock	(17,708)	(30,133)
Accumulated other comprehensive income	93	478
Retained earnings	51,570	57,350
Total stockholders’ equity	261,649	260,889
Total liabilities and stockholders’ equity	$315,533	$306,952

(*) Derived from audited financial statements